CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 39 to Registration
Statement No. 2-73969 on Form N-1A of our reports dated February 13, 2006, relating to the financial statements of Panorama Series Fund, Inc., including
Growth Portfolio, Total Return Portfolio, Government Securities Portfolio,
and Oppenheimer International Growth Fund/VA, appearing in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the
Prospectus and "Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information, which are part of such Registration Statement

/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Denver, Colorado
April 26, 2006